FOR IMMEDIATE RELEASE

ELLIE MAE REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS
2012 revenue up 84% year over year to $101.8 million
2012 adjusted EBITDA up 397% year over year to $32.8 million

PLEASANTON, CA - February 14, 2013 - Ellie Mae® (NYSE: ELLI), a leading provider of on-demand, enterprise level automation solutions for the residential mortgage industry, today reported results for the fourth quarter and fiscal year ended December 31, 2012.

Total revenue for the fourth quarter of 2012 increased 60% to $29.9 million, compared to $18.8 million in the fourth quarter of 2011. Net income for the fourth quarter of 2012 was $4.0 million, or $0.14 per diluted share, compared to net income of $1.8 million, or $0.08 per diluted share, in the fourth quarter of 2011.

On a non-GAAP basis, adjusted net income for the fourth quarter of 2012 was $7.6 million, or $0.27 per diluted share, compared to $2.8 million, or $0.13 per diluted share, in the fourth quarter of 2011. Adjusted EBITDA for the fourth quarter of 2012 was $10.3 million, compared to $3.4 million for the fourth quarter of 2011.

Total revenue for the full year 2012 increased 84% to $101.8 million, compared to $55.5 million in 2011. Net income for the full year 2012 was $19.5 million, or $0.76 per diluted share, compared to net income of $3.6 million, or $0.18 per diluted share, in 2011.

On a non-GAAP basis, adjusted net income for the full year 2012 was $27.9 million, or $1.09 per diluted share, compared to $4.9 million, or $0.24 per diluted share, in 2011. Adjusted EBITDA in 2012 was $32.8 million, compared to $6.6 million in 2011.

A reconciliation of the non-GAAP financial measures to their related GAAP financial measures is set forth below.

Key Operating Metrics as of and for the quarter ended December 31, 2012:

•	On-demand revenue increased 70% year over year to $26.6 million, comprising approximately 89% of total revenues for the quarter;

•	The total number of users actively using the company's Encompass® enterprise solution (“active Encompass users”) increased 37% year over year to 73,687;

•	Revenue per average active Encompass user increased 17% year over year to $414;

•	As of the end of the fourth quarter, the number of users of the SaaS version of Encompass increased 71% year over year to 41,458, or 56% of all active Encompass users; and

•	Total SaaS Encompass revenues increased 106% year over year to $15.4 million or 52% of total revenue for the quarter.

“Ellie Mae's 60% revenue growth in the fourth quarter was a spectacular finish to 2012,” said Sig Anderman, CEO of Ellie Mae. “Our strong financial and operating performance for the fourth quarter was driven by new SaaS Encompass user activation and increasing revenue per user. We are very pleased with the pace at which we added new SaaS Encompass users and upgraded existing customers to our SaaS platform during the quarter.”

“Our strong 2012 financial results reflect the demand we are experiencing for our end-to-end, comprehensive solution that meets the functional as well as regulatory compliance needs of lenders,” continued Mr. Anderman. “During the year, we grew our SaaS users by 71% to 41,458. Even with this impressive growth in users, we believe we will continue to have good runway for both new SaaS customer acquisitions and existing customer conversions.”

“As we enter 2013, we are excited about our growth opportunities even in the face of the currently expected decline in 2013 mortgage origination volumes. The rapidly evolving mortgage landscape is creating new requirements for our clients that we believe expand the long-term growth opportunities for Ellie Mae. We expect our growth to continue to be fueled by activating and ramping usage of SaaS Encompass users, adding more SaaS Encompass users and driving adoption of our on-demand solutions,” Mr. Anderman concluded.

First Quarter and Fiscal Year 2013 Financial Outlook
The January 2013 composite forecast of Fannie Mae, Freddie Mac and the Mortgage Bankers Association for 2013 mortgage origination volume is approximately $1.6 trillion, which represents a 17% decrease from estimated mortgage volume in 2012, but a 4% increase from the October 2012 composite forecast for 2013 of $1.5 trillion. These organizations publish monthly updates of their annual and quarterly forecasts. The January 2013 composite quarterly forecast for origination volume is as follows:

($ in billions)	Q1	Q2	Q3	Q4	Annual
2013	$461	$438	$357	$298	$1,554

Approximately 50% of our revenue is sensitive to fluctuations in mortgage volumes and we are therefore providing financial guidance for the first quarter and full fiscal year 2013 based in part on these composite quarterly forecasts.

Additionally, following our strong financial performance over the last two years, we released the valuation allowance associated with our NOLs and are now at a full tax rate of 38% in 2013 compared to 8% in 2012.

For the first quarter of 2013, revenue is expected to be in the range of $30.0 million to $30.5 million. Net income is expected to be in the range of $3.2 million to $3.5 million, or $0.11 to $0.13 per diluted share. Adjusted net income is expected to be in the range of $6.4 million to $6.8 million, or $0.23 to $0.24 per diluted share. Adjusted EBITDA is expected to be in the range of $9.5 million to $10.0 million.

For the full fiscal year 2013, revenue is expected to be in the range of $127.5 million to $129.0 million. Net income is expected to be in the range of $15.6 million to $16.2 million, or $0.55 to $0.57 per diluted share. Adjusted net income is expected to be in the range of $30.2 million to $31.0 million, or $1.06 to $1.09 per diluted share. Adjusted EBITDA is expected to be in the range of $44.2 million to $45.4 million.

Use of Non-GAAP Financial Measures
Ellie Mae provides investors with adjusted net income and adjusted EBITDA in conjunction with traditional GAAP operating performance of net income as part of its overall assessment of its performance. Adjusted net income consists of net income plus amortization of acquired intangibles, non-cash, stock-based compensation expense, acquisition costs and other acquisition-related adjustments. EBITDA consists of net income plus depreciation and amortization, interest income and expense and income tax provision(benefit). Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense and acquisition costs. Ellie Mae uses adjusted net income and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The Company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company's business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. These non-GAAP measures are not measurements of the Company's financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income or operating income or other financial measures calculated in accordance with generally accepted accounting principles in the United States, or as an alternative to cash flows from operating activities as a measure of the Company's profitability or liquidity. The Company cautions that other companies in Ellie Mae's industry may calculate adjusted net income and adjusted EBITDA differently than the company does, further limiting their usefulness as a comparative measure. A reconciliation of net income to adjusted net income and adjusted EBITDA is included in the tables below.

Quarterly Conference Call
Ellie Mae will discuss its fourth quarter and fiscal year 2012 results today, February 14, 2013, via teleconference at 4:30 p.m. Eastern Time. To access the call, please dial 877-941-8416 or 480-629-9808 at least five minutes prior to the 4:30 p.m. Eastern Time start time. A live webcast of the call will be available on the Investor Relations section of the Company's website at http://ir.elliemae.com. An audio replay of the call will be available through February 28, 2013 by dialing 800-406-7325 or 303-590-3030 and entering access code 4593741.

About Ellie Mae
Ellie Mae, Inc. is a leading provider of on-demand automation solutions for the mortgage industry.  The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management.  The Company also hosts the Ellie Mae Network™ that allows Encompass users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans.  The Company's offerings include the Encompass®, Encompass360® and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California.  To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.

© 2013 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements under the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include discussions regarding projected revenue, net income, adjusted EBITDA and adjusted net income for the first quarter and fiscal year 2013. These statements involve known and unknown risks, uncertainties and other factors which may cause Ellie Mae's results to be materially different than those expressed or implied in such statements. Such differences may be based on factors such as changes in strategic planning decisions by management, reallocation of internal resources, changes in the volume of residential mortgage volume in the United States, changes in anticipated rates of existing customer conversions and new customer acquisitions, the risk that the anticipated benefits, growth prospects and synergies expected from the Del Mar Datatrac acquisition may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, including changing relationships with partners, customers, employees or suppliers; the amount of costs incurred in connection with the supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; changes in other macroeconomic factors affecting the residential real estate industry and other risk factors included in documents that Ellie Mae has filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on Ellie Mae's future results. The forward-looking statements included in this press release are made only as of the date hereof. Ellie Mae cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Ellie Mae expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

IR Contact:

Edgar Luce
Executive VP and CFO
Ellie Mae, Inc.
IR@elliemae.co
+1-925-227-7079
or
Lisa Laukkanen
The Blueshirt Group for Ellie Mae, Inc.
lisa@blueshirtgroup.com
+1-415-217-4967

# # #

Ellie Mae, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2012	2011
	(unaudited)	(1)
Assets
Current assets
Cash and cash equivalents	$44,114	$23,732
Short-term investments	16,243	1,933
Accounts receivable, net of allowances for doubtful accounts of $74 and $47, as of December 31, 2012 and December 31, 2011, respectively	9,753	6,819
Prepaid expenses and other current assets	2,956	1,165
Deferred tax assets	645	216
Note receivable	1,000	1,000
Total current assets	74,711	34,865
Property and equipment, net	9,494	5,539
Long-term investments	43,728	—
Other intangible assets, net	6,531	8,166
Goodwill	51,051	51,051
Deposits and other assets	100	150
Total assets	$185,615	$99,771
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,039	$2,255
Accrued and other current liabilities	5,792	4,937
Acquisition holdback, net of discount	2,948	2,948
Deferred revenue	4,896	4,548
Deferred rent	252	212
Total current liabilities	15,927	14,900
Acquisition holdback, net of current portion and discount	1,911	4,725
Long-term deferred tax liabilities	130	260
Other long-term liabilities	785	1,028
Total liabilities	18,753	20,913
Commitments and contingencies
Stockholders' equity:
Common stock, $0.0001 par value per share;140,000,000 authorized shares, 26,058,533 and 21,019,590 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	3	2
Additional paid-in capital	184,616	116,012
Accumulated other comprehensive loss	(65)	—
Accumulated deficit	(17,692)	(37,156)
Total stockholders' equity	166,862	78,858
Total liabilities and stockholders' equity	$185,615	$99,771

(1) Derived from audited financial statements.

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)	(1)
Revenues	$29,914	$18,754	$101,845	$55,494
Cost of revenues	6,525	4,864	23,114	15,784
Gross profit	23,389	13,890	78,731	39,710
Operating expenses:
Sales and marketing	5,308	4,131	17,887	12,126
Research and development	4,865	4,113	18,053	12,975
General and administrative	7,406	3,797	21,601	12,900
Total operating expenses	17,579	12,041	57,541	38,001
Income from operations	5,810	1,849	21,190	1,709
Other (expense) income, net	(28)	(19)	(43)	76
Income before income taxes	5,782	1,830	21,147	1,785
Income tax provision (benefit)	1,788	35	1,683	(1,835)
Net income	$3,994	$1,795	$19,464	$3,620
Net income per share of common stock:
Basic	$0.15	$0.09	$0.83	$0.23
Diluted	$0.14	$0.08	$0.76	$0.18
Weighted average common shares used in computing net income per share of common stock:
Basic	25,832,303	20,828,571	23,523,222	15,618,053
Diluted	27,896,937	22,039,426	25,537,192	20,649,451

Net income	$3,994	$1,795	$19,464	$3,620
Other comprehensive loss, after taxes
Unrealized losses on investments	(65)	—	(65)	—
Comprehensive income	$3,929	$1,795	$19,399	$3,620

(1) Derived from audited financial statements.

Ellie Mae, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31,
	2012	2011
	(unaudited)	(1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,464	$3,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,144	1,964
Provision for uncollectible accounts receivable	70	469
Amortization of other intangible assets	1,635	896
Amortization of discount related to holdback	186	80
Stock-based compensation	6,849	1,680
Loss on sale of property and equipment	19	—
Excess tax benefit from exercise of stock options	(1,967)	—
Deferred income taxes	(559)	(1,654)
Changes in operating assets and liabilities:
Accounts receivable	(3,004)	(2,584)
Prepaid expenses and other current assets	(1,506)	(650)
Deposits and other assets	50	621
Accounts payable	500	479
Accrued and other current liabilities	2,749	1,309
Deferred revenue	334	321
Deferred rent	(211)	(179)
Net cash provided by operating activities	27,753	6,372
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(8,121)	(3,688)
Purchase of investments	(65,811)	(6,228)
Maturities of investments	7,708	6,851
Acquisitions, net of cash acquired	(2,907)	(18,188)
Other investing activities, net	10	(15)
Net cash used in investing activities	(69,121)	(21,268)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from public offerings, net of commissions	55,964	27,900
Offering costs paid during the period	(433)	(4,824)
Payment of capital lease obligations	(6)	(116)
Proceeds from issuance of common stock under employee stock plans	4,258	1,310
Excess tax benefit from exercise of stock options	1,967	9
Net cash provided by financing activities	61,750	24,279
NET INCREASE IN CASH AND CASH EQUIVALENTS	20,382	9,383
CASH AND CASH EQUIVALENTS, Beginning of period	23,732	14,349
CASH AND CASH EQUIVALENTS, End of period	$44,114	$23,732

(1) Derived from audited financial statements.

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income	$3,994	$1,795	$19,464	$3,620

Depreciation and amortization	887	579	3,144	1,964
Amortization of intangible assets	409	415	1,635	896
Other (expense) income , net	28	19	43	(76)
Income tax provision (benefit)	1,788	35	1,683	(1,835)	(1)
EBITDA	7,106	2,843	25,969	4,569

Non-cash, stock-based compensation expenses	3,206	547	6,849	1,680
Acquisition costs	—	—	—	351
Adjusted EBITDA	$10,312	$3,390	$32,818	$6,600

Net income	$3,994	$1,795	$19,464	$3,620
Non-cash, stock-based compensation expenses	3,206	547	6,849	1,680
Acquisition related deferred tax assets	—	—	—	(1,654)	(1)
Amortization of intangible assets	409	415	1,635	896
Acquisition costs	—	—	—	351
Adjusted net income	$7,609	$2,757	$27,948	$4,893

Shares used to compute non-GAAP net income per share
Basic	25,832,303	20,828,571	23,523,222	15,618,053
Diluted	27,896,937	22,039,426	25,537,192	20,649,451

Adjusted net income per share
Basic	$0.29	$0.13	$1.19	$0.31
Diluted	$0.27	$0.13	$1.09	$0.24

(1)	Income tax benefit of $1,835 in 2011 includes a non-cash, deferred income tax adjustment of $1,654 resulting from the acquisition of Del Mar Datatrac.

Ellie Mae, Inc.
NON-GAAP RECONCILIATION
(UNAUDITED)
(in thousands, except share and per share amounts)

	First Quarter 2013 Projected Range		Fiscal 2013 Projected Range
Net Income	$3,200	$3,500	$15,600	$16,200

Depreciation and amortization	1,000	1,100	4,600	4,800
Amortization of intangible assets	400	400	1,400	1,400
Income tax provision/other	2,100	2,100	9,400	9,600
EBITDA	6,700	7,100	31,000	32,000

Non-cash, stock-based compensation expenses	2,800	2,900	13,200	13,400
Adjusted EBITDA	$9,500	$10,000	$44,200	$45,400

Net Income	$3,200	$3,500	$15,600	$16,200
Non-cash, stock-based compensation expenses	2,800	2,900	13,200	13,400
Amortization of intangible assets	400	400	1,400	1,400
Adjusted net income	$6,400	$6,800	$30,200	$31,000

Shares used to compute non-GAAP net income per share
Diluted	28,000,000	28,000,000	28,400,000	28,400,000

Projected net income per share
Diluted	$0.11	$0.13	$0.55	$0.57

Adjusted net income per share
Diluted	$0.23	$0.24	$1.06	$1.09